Exhibit 99.1

Memo to Employees from Mike Baker

Following the Company’s public disclosure on Tuesday, March 25, 2008 announcing the conclusion of Nasdaq’s review of DiscoCare, Inc. (“DiscoCare”), senior management has received questions from a number of Company employees. This communication is intended to assist employees in understanding the meaning and significance of the March 25th disclosure. In short, we believe that the March 25th disclosure is very positive news for the Company.

As disclosed in the 2007 Annual Report, management was notified in early 2008 that the Nasdaq Listing Investigations Staff had opened a review into DiscoCare. The Company’s stock is listed for trading on the Nasdaq Global Stock Market, and Nasdaq has very broad authority to investigate the business activities of its listed companies. We believe it is likely that the Nasdaq Listing Investigations Staff opened their review as a result of the negative stories about the Company available on the Citron website and elsewhere. The Company fully cooperated with the review, including making a presentation to Nasdaq officials and providing numerous documents relating to DiscoCare. On March 25th, the Nasdaq Listing Investigations Staff notified the Company that, after reviewing the information provided by ArthroCare, it had determined to close its inquiry without further action at this time.

The Company believes the decision to close the inquiry is very positive news. The Company understands that the Nasdaq Listing Investigations Staff does not typically provide reasons for opening or closing a review. Based upon the information presented to Nasdaq together with the notification received from Nasdaq, the Company has no reason to believe that any further action from Nasdaq will be forthcoming. In addition, the Company has no reason to believe that any other government action or regulatory inquiry, investigation or review relating to ArthroCare or DiscoCare is ongoing at this time.

Because we are filing this publicly, we expect there will be interest from people outside the company. I would like to remind you about our procedures for responding to outside inquiries.  If you receive any calls, please forward them to Katie Zarzana, at (512) 391-3953.

I would like to thank you for your dedication and continued support.